Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information for the year ended June 30, 2017, for the three months ended September 30, 2017 and 2016, and as of September 30, 2017, has been derived from the historical consolidated financial statements of Meredith for the fiscal year ended June 30, 2017 (audited), for the three months ended September 30, 2017 and 2016 (unaudited), and as of September 30, 2017 (unaudited), and the unaudited historical consolidated financial statements of Time for the twelve months ended June 30, 2017, for the three months ended September 30, 2017 and 2016, and as of September 30, 2017, along with certain adjustments.

Time's fiscal year ends on December 31. Therefore, the Time unaudited historical condensed statement of earnings (loss) for the twelve months ended June 30, 2017 has been derived by taking the audited financial information for its fiscal year ended December 31, 2016, subtracting the unaudited financial information for the first six months of fiscal year 2016 and adding the unaudited financial information for the first six months of fiscal year 2017.

The unaudited pro forma condensed combined statements of earnings (loss) for the fiscal year ended June 30, 2017, and for the three months ended September 30, 2017 and 2016, have been prepared as though the merger occurred July 1, 2016. The unaudited pro forma condensed combined balance sheet information as of September 30, 2017 has been prepared as if the merger occurred September 30, 2017.

The pro forma adjustments give effect to events that are (1) directly attributable to the transactions, (2) factually supportable and (3) with respect to the statements of earnings (loss), expected to have a continuing impact on the combined company’s results. The pro forma adjustments are based on available information and assumptions that management of Meredith and of Time believe are reasonable. Such adjustments are estimates and are subject to change. Accordingly, no effect has been given to the anticipated annual cost synergies of $400 million to $500 million expected to be generated in first two full years of operations or the related costs to achieve those synergies.

The unaudited pro forma condensed combined financial statements are provided for informational purposes only and do not purport to represent what the actual combined results of operations or the combined financial position of the combined company would have been had the transactions occurred on the dates assumed, nor are they necessarily indicative of future combined results of operations or combined financial position. The unaudited pro forma condensed combined financial statements do not reflect any cost savings or other synergies that the managements of Meredith and Time believe could have been achieved had the transactions been completed on the dates assumed.

The merger will be accounted for using the acquisition method of accounting in accordance with ASC 805, Business Combinations (ASC 805). Meredith’s cost to acquire Time will be allocated to the acquired assets, liabilities, and commitments based upon their estimated fair values. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Such a valuation requires estimates and assumptions including, but not limited to, estimating future cash flows and direct costs in addition to developing the appropriate discount rates and current market profit margins. The allocation of the purchase price is preliminary and is dependent upon certain valuations that have not progressed to a stage where there is sufficient information to make a final allocation. In addition, the final purchase price of Meredith’s acquisition of Time will not be known until the date of closing of the merger and could vary from the preliminary purchase price depending on the value of share-based equity awards issued. In addition, Meredith potentially has not yet identified all adjustments necessary to conform Time’s accounting policies to Meredith’s accounting policies. Accordingly, the adjustments necessary to conform accounting policies may be materially different from the preliminary unaudited pro forma adjustments presented.

The actual amounts recorded as of the completion of the transactions may differ materially from the information presented in the unaudited pro forma condensed combined financial statements as a result of several factors, including the following: changes in Time’s assets and liabilities between the pro forma balance sheet as of

September 30, 2017 and the closing of the merger, which could impact the preliminary estimated purchase price or the preliminary estimated fair values as of the effective date of the merger; the value of the combined company at the effective date of the merger; and other changes in net assets that may have occurred prior to the completion of the merger, which could cause material differences in the information presented.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements of Meredith included in its Annual Report on Form 10-K for the year ended June 30, 2017, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, and the historical consolidated financial statements of Time included in its Annual Report on Form 10-K for the year ended December 31, 2016, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017, and September 30, 2017, all of which are on file with the U.S. Securities and Exchange Commission.

Meredith Corporation and Subsidiaries
Unaudited Pro Form Condensed Combined Balance Sheet
As of September 30, 2017

(In thousands)	Historical Meredith	Historical Time	Pro Forma Adjustments	Note Reference	Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$27,811	$331,688	$(164,701)	6a	$194,798
Accounts receivable, net	286,723	409,437	—		696,160
Inventories	23,263	29,170	—		52,433
Current portion of subscription acquisition costs	150,318	—	—		150,318
Current portion of broadcast rights	19,301	—	—		19,301
Other current assets	28,307	124,512	—		152,819
Total current assets	535,723	894,807	(164,701)		1,265,829
Net property, plant, and equipment	200,595	310,510	—		511,105
Subscription acquisition costs	78,883	—	—		78,883
Broadcast rights	22,990	—	—		22,990
Other assets	72,503	65,240	(293)	6b	137,450
Intangible assets, net	951,111	799,337	372,553	6c	2,123,001
Goodwill	907,558	2,047,899	238,323	6d	3,193,780
Total assets	$2,769,363	$4,117,793	$445,882		$7,333,038

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$62,500	$7,000	$(51,534)	6e	$17,966
Current portion of long-term broadcast rights payable	19,773	—	—		19,773
Accounts payable, accrued expenses, and other liabilities	200,251	535,002	85,473	6f	820,726
Current portion of deferred revenue	212,240	386,148	15,430	6g	613,818
Total current liabilities	494,764	928,150	49,369		1,472,283
Long-term debt	642,759	1,215,896	1,238,279	6e	3,096,934
Long-term broadcast rights payable	23,894	—	—		23,894
Deferred revenue	105,295	75,801	11,044	6g	192,140
Deferred income taxes	397,386	184,674	88,857	6h	670,917
Other noncurrent liabilities	97,504	332,784	1,000	6i	431,288
Total liabilities	1,761,602	2,737,305	1,388,549		5,887,456

Redeemable noncontrolling interest	—	735	—		735
Series A redeemable convertible preferred stock	—	—	530,972	6j	530,972

Shareholders' equity
Series preferred stock	—	—	—		—
Common stock	39,557	996	(996)	6k	39,557
Class B stock	5,119	—	—		5,119
Additional paid-in capital	56,631	12,531,266	(12,421,504)	6l	166,393
Retained earnings (accumulated deficit)	924,880	(10,790,824)	10,587,256	6m	721,312
Accumulated other comprehensive loss	(18,426)	(361,626)	361,605	6n	(18,447)
Total shareholders' equity attributable to Company	1,007,761	1,379,812	(1,473,639)		913,934
Equity attributable to noncontrolling interests	—	(59)	—		(59)
Total shareholders' equity	1,007,761	1,379,753	(1,473,639)		913,875
Total liabilities, redeemable noncontrolling interest, series preferred stock, and shareholders' equity	$2,769,363	$4,117,793	$445,882		$7,333,038

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Meredith Corporation and Subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Earnings (Loss)
For the fiscal year ended June 30, 2017

(In thousands, except per share data)	Historical Meredith	Historical Time	Reclassifi- cations	Note Reference	Pro Forma Adjustments	Note Reference	Pro Forma Combined
Revenues
Advertising	$934,153	$1,630,470	$—		$—		$2,564,623
Circulation	321,959	881,265	65,496	3a, 3b	19,739	7a	1,288,459
All other	457,249	435,292	(65,496)	3a, 3b	(13,278)	7b	813,767
Total revenues	1,713,361	2,947,027	—		6,461		4,666,849
Operating expenses
Production, distribution, and editorial	602,985	1,253,462	(5,366)	3c	—		1,851,081
Selling, general, and administrative	741,188	1,369,430	(60,281)	3c, 3d	(16,218)	7c	2,034,119
Depreciation and amortization	53,892	80,895	55,316	3c	8,466	7d	198,569
Impairment of goodwill and other long-lived assets	6,173	247,117	—		—		253,290
Restructuring and severance costs	—	113,477	10,331	3d	—		123,808
Gain on operating assets, net	—	(8,139)	—		—		(8,139)
Total operating expenses	1,404,238	3,056,242	—		(7,752)		4,452,728
Income (loss) from operations	309,123	(109,215)	—		14,213		214,121
Bargain purchase loss	—	(43)	—		—		(43)
Interest expense, net	(18,789)	(67,406)	—		(112,025)	7e	(198,220)
Other expense, net	—	(15,169)	—		—		(15,169)
Earnings (loss) before income taxes	290,334	(191,833)	—		(97,812)		689
Income tax (expense) benefit	(101,406)	63,552	—		34,234	7f	(3,620)
Net earnings (loss)	188,928	(128,281)	—		(63,578)		(2,931)
Net loss attributable to noncontrolling interests	—	59	—		—		59
Net earnings (loss) attributable to the Company	$188,928	$(128,222)	$—		$(63,578)		$(2,872)

Basic earnings (loss) per share	$4.23						$(1.38)
Basic average shares outstanding	44,617				—		44,617

Diluted earnings (loss) per share	$4.16						$(1.38)
Diluted average shares outstanding	45,447				(830)	8	44,617

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Meredith Corporation and Subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Earnings
For the three months ended September 30, 2017

(In thousands, except per share data)	Historical Meredith	Historical Time	Reclassifi- cations	Note Reference	Pro Forma Adjustments	Note Reference	Pro Forma Combined
Revenues
Advertising	$209,249	$369,553	$—		$—		$578,802
Circulation	68,927	197,673	13,330	3a, 3b	4,186	7a	284,116
All other	114,595	111,673	(13,330)	3a, 3b	(3,205)	7b	209,733
Total revenues	392,771	678,899	—		981		1,072,651
Operating expenses
Production, distribution, and editorial	155,802	279,732	(1,310)	3c	—		434,224
Selling, general, and administrative	167,621	305,391	(12,484)	3c	(3,205)	7c	457,323
Depreciation and amortization	12,550	19,553	13,794	3c	2,787	7d	48,684
Restructuring and severance costs	—	25,791	—		—		25,791
Gain on operating assets, net	—	(3,278)	—		—		(3,278)
Total operating expenses	335,973	627,189	—		(418)		962,744
Income from operations	56,798	51,710	—		1,399		109,907
Interest expense, net	(5,078)	(16,834)	—		(27,535)	7e	(49,447)
Other expense, net	—	(5,462)	—		—		(5,462)
Earnings before income taxes	51,720	29,414	—		(26,136)		54,998
Income taxes	(18,279)	(15,887)	—		9,148	7f	(25,018)
Net earnings	33,441	13,527	—		(16,988)		29,980
Net loss attributable to noncontrolling interests	—	—	—		—		—
Net earnings (loss) attributable to the Company	$33,441	$13,527	$—		$(16,988)		$29,980

Basic earnings per share	$0.75						$0.34
Basic average shares outstanding	44,779				—		44,779

Diluted earnings per share	$0.73						$0.33
Diluted average shares outstanding	45,620				360	8	45,980

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Meredith Corporation and Subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Earnings (Loss)
For the three months ended September 30, 2016

(In thousands, except per share data)	Historical Meredith	Historical Time	Reclassifi- cations	Note Reference	Pro Forma Adjustments	Note Reference	Pro Forma Combined
Revenues
Advertising	$225,889	$416,693	$—		$—		$642,582
Circulation	68,668	222,965	13,991	3a, 3b	2,951	7a	308,575
All other	105,322	109,927	(13,991)	3a, 3b	(3,444)	7b	197,814
Total revenues	399,879	749,585	—		(493)		1,148,971
Operating expenses
Production, distribution, and editorial	150,228	326,903	(1,291)	3c	—		475,840
Selling, general, and administrative	174,993	338,017	(12,885)	3c	(3,444)	7c	496,681
Depreciation and amortization	13,896	21,660	14,176	3c	680	7d	50,412
Impairment of goodwill and other long-lived assets	—	188,047	—		—		188,047
Restructuring and severance costs	—	43,513	—		—		43,513
Gain on operating assets, net	—	(1,850)	—		—		(1,850)
Total operating expenses	339,117	916,290	—		(2,764)		1,252,643
Income (loss) from operations	60,762	(166,705)	—		2,271		(103,672)
Bargain purchase loss	—	(43)	—		—		(43)
Interest expense, net	(4,749)	(16,900)	—		(28,009)	7e	(49,658)
Other expense, net	—	(1,935)	—		—		(1,935)
Earnings (loss) before income taxes	56,013	(185,583)	—		(25,738)		(155,308)
Income tax (expense) benefit	(22,040)	73,171	—		9,008	7f	60,139
Net earnings (loss)	33,973	(112,412)	—		(16,730)		(95,169)
Net loss attributable to noncontrolling interests	—	15	—		—		15
Net earnings (loss) attributable to the Company	$33,973	$(112,397)	$—		$(16,730)		$(95,154)

Basic earnings (loss) per share	$0.76						$(2.46)
Basic average shares outstanding	44,558				—		44,558

Diluted earnings (loss) per share	$0.75						$(2.46)
Diluted average shares outstanding	45,484				(926)	8	44,558

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. Description of Transactions

The Acquisition—On November 26, 2017, Gotham Merger Sub, Inc., a wholly-owned subsidiary of Meredith Corporation ("Meredith"), entered into a definitive Agreement and Plan of Merger, pursuant to which Meredith, through the Gotham Merger Sub, Inc., has commenced an offer to acquire all of the outstanding shares of the Time Inc. ("Time") common stock, par value $0.01 per share, for $18.50 per share in cash, without interest, subject to any required withholding of taxes.

Senior Credit Facilities—In connection with the offer and the merger, Meredith entered into a commitment letter ("Debt Commitment Letter") with Royal Bank of Canada, RBC Capital Markets, LLC, Credit Suisse AG, Credit Suisse Securities (USA) LLC, Barclays Bank PLC and Citigroup Global Markets Inc. (the "Commitment Parties") on November 26, 2017, pursuant to which the Commitment Parties have committed to provide $1,800 million of secured term loans pursuant to a term loan facility with a term of seven years, $350 million of secured revolving commitments with a term of five years, and $1,400 million of bridge loans, the proceeds of which will be used, together with proceeds from the notes, equity and cash in hand, to (i) pay the consideration in connection with the merger and the tender offer, (ii) refinance certain indebtedness of Time, (iii) refinance certain indebtedness of Meredith and (iv) pay fees and expenses incurred in connection with the transactions. It is expected that senior unsecured notes will be issued in lieu of a portion or all of the bridge loans.

Senior Unsecured Notes—Meredith expects to issue up to $1,400 million aggregate principal amount of senior unsecured notes due 2026 before or on the closing date of the merger.

For purposes of the unaudited pro forma financial statements, Meredith has assumed the borrowings of $1,800 million of secured term loans pursuant to a term loan facility on substantially the terms set forth in the Debt Commitment Letter and $1,400 million of senior unsecured notes.

Equity Commitment—In connection with the offer and the merger, Meredith entered into an equity commitment letter with Koch Equity Development LLC ("Koch") on November 26, 2017, pursuant to which Koch has committed to purchase 650,000 shares of perpetual convertible redeemable non-voting preferred stock ("Preferred Stock"), detachable participating warrants to purchase up to 1,625,000 shares of Meredith’s common stock, and options to purchase up to 875,000 shares of Meredith’s common stock, in exchange for gross proceeds of $650 million.

Preferred Stock Dividends - The Preferred Stock will accrue an annual dividend at either (a) to the extent paid in cash, in an amount equal to the Cash Dividend Annual Rate (as set forth in the table below), multiplied by the Stated Value (Stated Value is equal to the number of shares of Preferred Stock outstanding multiplied by $1,000), or (b) if dividends are not declared and paid in cash, Meredith will deliver additional shares of Preferred Stock, in kind, by issuing a number of shares equal to (i) the Accrued Dividend Annual Rate (as set forth in the table below), multiplied by the Stated Value for all outstanding shares of Preferred Stock, divided by (ii) $1,000.

Year	Cash Dividend Annual Rate	Accrued Dividend Annual Rate
Years 1 through 3	8.5%	9.0%
Year 4	LIBOR plus 850 bps	LIBOR plus 900 bps
Year 5	LIBOR plus 950 bps	LIBOR plus 1000 bps
Year 6 through redemption	LIBOR plus 1050 bps	LIBOR plus 1100 bps

Preferred Stock Redemption - The Preferred Stock is non-callable during the first three years after issuance provided that the Meredith may, at its option, subject to the terms of the agreement, redeem all or any portion of the

Preferred Stock in cash during such three-year period, if Meredith declares as a dividend and pays in cash an amount, if any, equal to dividends to the third year present valued at a discount rate based on a U.S. Treasury notes with a maturity closest to the date that is three years after the issuance date, plus 50 basis points.

From and after the third anniversary of the issuance date, Meredith may redeem all or any portion of the Preferred Stock in cash for an amount equal to (i) the Call Premium (defined below), plus (ii) the Accrued Stated Value of the Preferred Stock as of the redemption date. The Accrued Stated Value is an amount equal to: (i) the Stated Value; plus (ii) any accrued and unpaid dividends.

The Call Premium is an amount equal to the difference of (a) (i) the Accrued Stated Value of the Preferred Stock as of the redemption date, multiplied by (ii) (A) if such redemption occurs during the fourth or fifth year after issuance, 106 percent, (B) if such redemption occurs during the sixth year after issuance, 103 percent, and (C) if such redemption occurs after the sixth year after issuance, 100 percent, minus (b) the Accrued Stated Value as of the redemption date.

In connection with any partial redemption by Meredith, Meredith may not redeem Preferred Stock in an amount less than $50 million of the Accrued Stated Value of the Preferred Stock nor effect any redemption resulting in less than $100 million of the Accrued Stated Value of the Preferred Stock remaining outstanding.

Conversion Right - From and after the seventh anniversary of the issuance date, the holders of the Preferred Stock may elect to convert some or all of the Preferred Stock into common stock (based on the 30-day trailing volume weighted average price of common stock and such Accrued Stated Value).

2. Basis of Presentation

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of SEC Regulation S-X. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to unaudited pro forma events that are (1) directly attributable to the transactions, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statements of earnings (loss), are expected to have a continuing impact on the results of operations of the combined company.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. The acquisition method of accounting, in accordance with ASC 805, uses the fair value concepts defined in ASC 820, "Fair Value Measurement" ("ASC 820"). ASC 820 defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under accounting principal generally accepted in the United States, expands disclosures about fair value measurements, and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date." This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded which are not intended to be used or sold. Additionally, the fair value may not reflect management's intended use for those assets.

Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

Fair value estimates were determined based on preliminary financial information obtained through discussions between Meredith and Time management, due diligence efforts, and information available in public filings. The allocation of the aggregate merger consideration used in the preliminary unaudited pro forma condensed combined financial information is based on preliminary estimates. The estimates and assumptions are subject to change as of the effective time of the merger. The final determination of the allocation of the aggregate merger consideration will be based on the actual tangible and intangible assets and the liabilities of Time at the effective time of the merger.

The unaudited pro forma condensed combined financial information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company. The unaudited pro forma condensed combined financial information has not been adjusted to give effect to certain expected financial benefits of the merger, such as tax savings, cost synergies or revenue synergies, or the anticipated costs to achieve these benefits, including the cost of integration activities. Also, the unaudited pro forma condensed combined financial information does not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the combination that are not expected to have a continuing impact on the business of the combined company. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, the closing of the merger are not included in the unaudited pro forma condensed combined statements of earnings (loss). However, the impact of such transaction expenses is reflected in the unaudited pro forma condensed combined statement of financial position as a decrease to retained earnings and as a decrease to cash.

Upon completion of the merger, Meredith will perform a detailed review of Time's accounting policies in an effort to determine if differences in accounting policies require reclassification of Time’s results of operations or reclassification of assets or liabilities to conform to Meredith’s accounting policies and classifications. As a result of that review, Meredith may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on these pro forma condensed combined financial statements. During the preparation of these unaudited pro forma condensed combined financial statements, Meredith was not aware of any material differences between the accounting policies of the two companies and accordingly, these unaudited pro forma condensed combined financial statements do not assume any material differences in accounting policies between the two companies, other than certain financial statement reclassifications described in Note 3 below.

3. Reclassifications

Certain balances from the consolidated statements of earnings (loss) of Time and Meredith were reclassified to conform their presentation to that of the pro forma financial statements. The reclassifications to conform to Meredith's presentation for its statements of earnings (loss) had no effect on net income and primarily relate to:

(a)
reclassification of Time revenues from the sale of bookazines from other revenues to circulation revenues in the amounts of $77.2 million for the year ended June 30, 2017, $15.3 million for the three months ended September 30, 2017, and $16.0 million for the three months ended September 30, 2016;

(b)
reclassification of Time revenues for list rentals, app revenues, and book sales from circulation revenues to other revenues in the amounts of $11.7 million for the year ended June 30, 2017, $1.9 million for the three months ended September 30, 2017, and $2.0 million for the three months ended September 30, 2016;

(c)	reclassification of Time depreciation from production, distribution and editorial expenses and from selling, general, and administrative expenses to the depreciation and amortization line item; and

(d)	reclassification of Meredith restructuring and severance costs from selling, general, and administrative to their own line item to provide additional detail.

4. Estimated Merger Consideration

The total estimated merger consideration is calculated as follows:

(In thousands, except for per share data)
Number of outstanding shares of Time common stock as of September 30, 2017	99,614
Purchase price consideration per share	$18.50
Subtotal	1,842,859
Cash consideration issued to settle vested outstanding share-based equity awards	21,751
Total cash consideration	1,864,610
Share-based equity awards issued to settle outstanding share-based equity awards (1)	59,247
Total consideration issued	1,923,857
Portion of settlement of outstanding share-based equity awards to be recognized as an expense, primarily through fiscal 2021 (1) (2)	(48,513)
Total estimated purchase price consideration	$1,875,344

(1)	Amounts are calculated based on Meredith's common stock share price of $55.50 as of September 30, 2017.

(2)
Upon completion of the merger, it is probable that a portion of the post-merger compensation expense will be accelerated in the financial statements of the combined company due to the likelihood that the employment of certain Time employees will be terminated in conjunction with the transaction. However, at this time, the number of awards that will be accelerated as a result of the merger is not known, as some Time awards contain "double triggers" requiring a change in control as well as termination of employment in order to accelerate vesting. An estimate cannot be reasonably made as it would require highly uncertain and unsubstantiated assumptions to be made, and therefore would not result in factually supportable adjustments to the unaudited combined pro forma financial information. Accordingly, no pro forma adjustment has been recorded to reflect the potential acceleration of equity awards for employees terminated in connection with the merger.

The estimate of consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred will be when the merger is consummated.

5. Purchase Accounting Adjustments

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Meredith in the merger, reconciled to estimated merger consideration:

(In thousands)	Amounts as of Acquisition Date
Book value of net assets acquired at September 30, 2017	$1,379,753
Adjusted for:
Noncontrolling interests	59
Elimination of existing goodwill and intangible assets	(2,847,236)
(1,467,424)
Adjustments to:
Intangible assets	1,171,890
Goodwill	2,286,222
Deferred income taxes	(88,870)
Current portion of deferred revenue	(15,430)
Deferred revenue	(11,044)
Estimate of consideration expected to be transferred	$1,875,344

6. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The following represent an explanation of the various adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2017.

(a)    Cash and cash equivalents

Cash and cash equivalents has been adjusted for the following:

(In thousands)
Proceeds from debt issuance (1)	$3,114,900
Proceeds from issuance of Preferred Stock, options and warrants (2)	631,000
Merger cash consideration (3)	(1,864,610)
Repayment of debt (4)	(1,960,991)
Penalty for early payment of Time debt	(85,000)
Total pro forma adjustment to cash and cash equivalents	$(164,701)

(1)	Represents proceeds expected to be received from debt to be issued by Meredith in connection with the merger net of deferred financing fees.

(2)	Represents net proceeds from issuance of Preferred Stock, options, and warrants net of issuance costs.

(3)    Represents cash paid to Time shareholders for the purchase of outstanding stock.

(4)	Represents cash consideration to be paid for the repayment of Meredith and Time debt, including accrued interest.

(b)    Other assets

Represents the write-off of interest rate swaps due to the payoff of the associated Meredith debt.

(c)    Intangible assets, net

Represents adjustments to record the preliminary estimated fair value of intangibles of approximately $1,171.9 million, which is an increase of $372.6 million over Time's book value of intangibles prior to the merger. Identified intangibles assets expected to be acquired consist of the following:

(In thousands)	Estimated Fair Value
Trademarks	$137,900
Advertiser relationships	265,000
Subscriber relationships	40,708
Technology	30,282
Acquired identified definite-lived intangible assets	473,890
Acquired indefinite-lived intangible assets - trademarks	698,000
Estimated fair value of identified intangible assets	$1,171,890

These definite-lived intangible assets are expected to be amortized over the estimated remaining useful lives of five to 20 years for trademarks, four years for advertiser relationships, two years for subscriber relationships, and five to seven years for technology.

The fair value estimate for all identifiable intangible assets is preliminary and is based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold, or are intended to be used in a manner other than their best use. The final determination of fair value of intangible assets, as well as estimated useful lives, remains subject to change. The finalization may have a material impact on the valuation of intangible assets and the purchase price allocation, which is expected to be finalized subsequent to the merger.

(d)    Goodwill

Goodwill represents the excess of the purchase price over the preliminary fair value of the underlying net tangible and identifiable intangible assets net of liabilities. Goodwill acquired is estimated to be $2,286.2 million. The estimated goodwill to be recognized is attributable primarily to expected synergies, expanded market opportunities, and other benefits that Meredith believes will result from combining its operations with the operations of Time. The goodwill created in the merger is not expected to be deductible for tax purposes and may be subject to material revision as the purchase price allocation is completed.

(e)    Current portion of long-term debt and long-term debt

The current portion of long-term debt and long-term debt have been adjusted for the following:

(In thousands)	Current Portion of Long-term Debt	Long-Term Debt	Total
Repayment of Time's outstanding long-term debt	$(7,000)	$(1,230,250)	$(1,237,250)
Write-off of Time's deferred debt issuance costs	—	14,354	14,354
Repayment of Meredith's outstanding long-term debt	(62,500)	(645,000)	(707,500)
Write-off of Meredith's deferred debt issuance costs	—	2,241	2,241
Issuance of secured term loans	17,966	1,782,034	1,800,000
Issuance of senior unsecrued notes	—	1,400,000	1,400,000
Debt issuance costs expected to be incurred	—	(85,100)	(85,100)
Total pro forma adjustments to debt	$(51,534)	$1,238,279	$1,186,745

For purposes of the unaudited pro forma financial information, Meredith has assumed the borrowing of $1,800 million of secured term loans pursuant to a term loan facility on substantially the terms set forth in the Debt Commitment Letter and the issuance of $1,400 million aggregate principal amount of senior unsecured notes.

(f)    Accounts payable, accrued expenses, and other liabilities

Accounts payable, accrued expenses and other liabilities has been adjusted for the following:

(In thousands)
Estimated transaction costs (1)	$129,438
Payment of accrued interest on debt	(16,189)
Tax benefit on transaction related costs	(27,479)
Interest rate swaps (2)	(297)
Total pro forma adjustment to accounts payable, accrued expenses, and other liabilities	$85,473

(1)	Represents estimated transaction costs expected to be incurred by Meredith and Time.

(2)	Represents the write-off of the interest rate swaps due to the payoff of the associated Meredith debt.

(g)    Current portion of deferred revenue and deferred revenue

Represents the estimated fair value adjustment related to Time's historical deferred revenue being assumed by Meredith in the transaction. The fair value of the assumed deferred revenue was estimated based upon management's assessment of the future costs to be incurred in connection with the combined company's continued legal obligation associated with the assumed deferred revenue plus a reasonable profit margin.

(h)    Deferred income taxes

Deferred income taxes has been adjusted for the following:

(In thousands)
Recognize net deferred income tax liability related to acquired assets and liabilities	$121,128
Recognized deferred income benefit for transaction related costs	(51,564)
Elimination of Time's pre-merger deferred tax assets for goodwill and stock based compensation	19,306
Write-off of deferred income taxes due to payoff of Meredith interest rate swaps	(13)
Total pro forma adjustment to deferred income taxes	$88,857

(i)    Other noncurrent liabilities

Represents the fair value of the Preferred Stock conversion feature embedded derivative.

(j)    Series A preferred stock

Represents the issuance of 650,000 shares of Series A Preferred Stock, net of issuance costs.

(k)    Common stock

Represents the purchase by Meredith of Time's outstanding common stock.

(l)    Additional paid-in capital

Represents the elimination of Time's capital in excess of par value as well as the following adjustments to reflect the revised capital structure of Meredith:

(In thousands)
Elimination of Time's capital in excess of par value	$(12,531,266)
Issuance of options (1)	86,752
Issuance of warrants (1)	12,276
Stock consideration issued to settle outstanding share-based equity awards	59,247
Portion of settlement of outstanding share-based equity awards to be recognized as an expense, primarily through fiscal 2021	(48,513)
Total pro forma adjustment to additional paid-in capital	$(12,421,504)

(1)	Represents the issuance of detachable warrants to purchase up to 1,625,000 shares of Meredith’s common stock and options to purchase up to 875,000 shares of Meredith’s common stock.

(m)    Retained earnings (accumulated deficit)

Represents the elimination of Time's accumulated deficit as well as the following adjustments to reflect the revised capital structure of Meredith:

(In thousands)
Elimination of Time's accumulated deficit	$10,790,824
Estimated transaction costs less tax benefit (1)	(101,959)
Penalty for early payment of Time debt	(85,000)
Write-off of deferred financing fees and other miscellaneous interest rate swap balances	(16,609)
Total pro forma adjustment to retained earnings	$10,587,256

(1)
Primarily related to estimated transaction costs expected to be incurred by Meredith or Time, which primarily relate to financing, investment banking, advisory, legal, valuation, and other professional fees. Not included in these costs are employee or integration-related costs such as severance, restructuring, or other costs anticipated to be incurred to achieve ongoing operating synergies following the completion of the merger. The Meredith and Time transaction costs related to the merger are preliminary estimates only, are inherently uncertain, and could differ materially from actual results.

(n)    Accumulated other comprehensive income

Represents the elimination of Time's accumulated other comprehensive loss, as well as the elimination of Meredith's accumulated other comprehensive income of $21 thousand related to the write-off of the interest rate swaps due to the payoff of the associated Meredith debt.

7. Unaudited Pro Forma Condensed Combined Statements of Earnings (Loss) Adjustments

The following represent an explanation of the various adjustments to the Unaudited Pro Forma Condensed Combined Statements of Earnings (Loss).

(a)    Circulation revenues

The increase to circulation revenues related to fair value adjustments of Time's deferred revenue in purchase accounting. Only deferred revenue relating to those subscriptions having an impact beyond 12 months have been adjusted.

(b)    Other revenues

The reductions to other revenues represents the elimination of intercompany revenues for transactions between Meredith and Time.

(c)    Selling, general, and administrative

The reduction to selling, general, and administrative expenses represents the elimination of intercompany expenses for transactions involving Meredith and Time. In addition, it represents the removal of non-recurring transaction costs included in Meredith's Statement of Earnings (Loss) for the fiscal year ended June 30, 2017 of $2.9 million. There were no non-recurring transaction costs included in Meredith's Statement of Earnings (Loss) for the three months ended September 30, 2017 and 2016.

(d)    Deprecation and amortization

Represents additional amortization expense due to the identification of definite-lived intangible assets in purchase accounting.

(e)    Interest expense

Interest expense has been adjusted to reflect the impact of the payment of all outstanding debt, the additional borrowings incurred, amortization of debt issuance costs, and changes to interest rates. For purposes of the unaudited pro forma financial information, Meredith has assumed the borrowing of $1,800 million of secured term loans pursuant to a term loan facility on substantially the terms set forth in the Debt Commitment Letter and the issuance of $1,400 million aggregate principal amount of senior unsecured notes. Interest expense reflects the new debt of $3,200 million at a blended interest rate of 5.8 percent. This blended rate is based on Meredith's view of current market rates based on the types of debt to be issued. Meredith anticipates incurring $85 million in debt-issuance costs, which will be amortized over the terms of the related debt instruments.

For the fiscal year ended June 30, 2017, a 1/8 percent increase or decrease in the interest rates assumed above would result in an aggregate increase or decrease to interest expense of $2 million in the period. For the three months ended September 30, 2017 and 2016, a 1/8 percent increase or decrease in the interest rates assumed above would result in an aggregate increase or decrease to interest expense of $0.4 million for each of these periods.

(f)    Income taxes

Represents the income tax effect for unaudited pro forma condensed combined statement of earnings (loss) adjustments related to the merger using statutory tax rates. Because the adjustments contained in this unaudited pro forma condensed combined financial information are based on estimates, the effective tax rate will likely vary from the effective rate in periods subsequent to the merger. Adjustments to established deferred tax assets and liabilities as well as the recognition of additional deferred tax assets and liabilities upon detailed analysis of the acquired assets and assumed liabilities may occur in conjunction with the finalization of the purchase accounting, and these items could be material.

In accordance with SEC guidelines, the income tax effects of the pro forma adjustments have been calculated based on the statutory rates in effect during the periods for which the pro forma financial information is presented. As such, any potential changes due to recently enacted tax legislation have not been reflected in the pro forma financial information presented herein.

8. Earnings (Loss) Per Share

The following table sets forth the components of basic earnings (loss) per share:

(In thousands, except per share data)	Fiscal Year Ended June 30, 2017	Three Months Ended September 30, 2017	Three Months Ended September 30, 2016
Net (loss) income	$(2,931)	$29,980	$(95,169)
Net loss attributable to noncontrolling interests	59	—	15
Participating warrant dividend	(3,299)	(845)	(804)
Preferred stock dividend	(55,350)	(13,813)	(13,813)
Net (loss) income available to common shareholders	$(61,521)	$15,322	$(109,771)

Weighted average common shares outstanding	44,617	44,779	44,558
Basic (loss) income per share	$(1.38)	$0.34	$(2.46)

Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The dilutive effects of these share-based awards were computed using the two-class method.

(In thousands, except per share data)	Fiscal Year Ended June 30, 2017	Three Months Ended September 30, 2017	Three Months Ended September 30, 2016
Basic weighted-average shares outstanding	44,617	44,779	44,558
Dilutive effect of stock options and equivalents	—	1,201	—
Dilutive effects of participating warrants	—	—	—
Diluted weighted-average shares outstanding	44,617	45,980	44,558

Net (loss) income available to common shareholders	$(61,521)	$15,322	$(109,771)
Diluted (loss) income per share	(1.38)	0.33	(2.46)

For the fiscal year ended June 30, 2017, approximately 2.7 million outstanding common stock equivalent shares and for the three months ended September 30, 2017 and 2016, approximately 1.6 million, and 2.7 million, respectively, outstanding common stock equivalent shares were not included in the computation of diluted loss per share because of the antidilutive effect on the loss per share calculation (the diluted loss per share becoming less negative than the basic loss per share). Therefore, these common stock equivalent shares are not taken into account in determining the weighted average number of shares for the calculation of diluted loss per share for the fiscal year ended June 30, 2017, and the three months ended September 30, 2017 and 2016.

For purposes of pro forma earnings per share, diluted weighted average shares outstanding do not reflect equity awards which may vest upon satisfaction of "double trigger" criteria for accelerated vesting contained in the award agreements. At this time, the number of awards that will be accelerated as a result of the merger is not known and an estimate would require highly uncertain and unsubstantiated assumptions to be made, and therefore would not result in factually supportable adjustments to the unaudited combined pro forma financial information.

9. Time Financial Information

Time's fiscal year ends on December 31. Therefore, the Time unaudited historical condensed statement of earnings (loss) for the fiscal year ended June 30, 2017 has been derived by taking the financial information for the calendar twelve months ended December 31, 2016, subtracting the financial information for the first six months of Time’s calendar year 2016 and adding the financial information for the first six months of Time’s calendar year 2017 as follows:

(In thousands)	Twelve Months Ended December 31, 2016	Less: Six Months Ended June 30, 2016	Plus: Six Months Ended June 30, 2017	Twelve Months Ended June 30, 2017
Revenues
Advertising	$1,711,838	$786,130	$704,762	$1,630,470
Circulation	943,605	473,872	411,532	881,265
All other	420,645	199,450	214,097	435,292
Total revenues	3,076,088	1,459,452	1,330,391	2,947,027
Operating expenses
Cost of revenues (Production, distribution, and editorial)	1,294,985	628,616	587,093	1,253,462
Selling, general, and administrative	1,446,206	746,866	670,090	1,369,430
Amortization of intangible assets (Depreciation and amortization)	82,841	41,341	39,395	80,895
Restructuring and severance costs	76,762	10,554	47,269	113,477
Asset impairments (Impairment of goodwill and other long-lived assets)	192,234	1,200	5,345	196,379
Goodwill impairment (Impairment of goodwill and other long-lived assets)	960	—	49,778	50,738
Gain on operating assets, net	(20,072)	(16,177)	(4,244)	(8,139)
Total operating expenses	3,073,916	1,412,400	1,394,726	3,056,242
Income (loss) from operations	2,172	47,052	(64,335)	(109,215)
Bargain purchase gain	3,285	3,328	—	(43)
Interest expense, net	(68,299)	(34,512)	(33,619)	(67,406)
Other expense, net	(18,268)	(7,637)	(4,538)	(15,169)
(Loss) earnings before income taxes	(81,110)	8,231	(102,492)	(191,833)
Income tax benefit	32,864	(225)	30,463	63,552
Net (loss) earnings	(48,246)	8,006	(72,029)	(128,281)
Net loss attributable to noncontrolling interests	59	—	—	59
Net earnings (loss) attributable to the Time	$(48,187)	$8,006	$(72,029)	$(128,222)